UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 18, 2009
(Date of Earliest Event Reported)

FUND.COM INC.
 (Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34027 (Commission File Number)	30-0284778 (I.R.S. Employer Identification No.)

14 Wall Street, 20th Floor
New York, New York, 10005
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 618-1633

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As reported in its Form 8-K filed with the SEC on November 6, 2008, on October 31, 2008, Fund.com Inc. (the “Company”) entered into a purchase and contribution agreement (the “Purchase Agreement”), with AdvisorShares Investments, LLC (“AdvisorShares”) and Noah Hamman, the Managing Member and principal officer of AdvisorShares. Pursuant to the Purchase and Contribution Agreement, the Company purchased 6,000,000 Units of AdvisorShares, (representing 60% of the outstanding membership interests of AdvisorShares) for a purchase price of $4,000,000, with an initial contribution of $275,000 and up to an additional $3,725,000 being contributed to AdvisorShares upon the achievement of certain milestones relating to AdvisorShares’ receiving from the Securities and Exchange Commission (the “SEC”) of its notice (the “SEC Exemptive Order”) regarding the approval of AdvisorShares’ application for exemptive relief and total assets under management.  In connection with its acquisition of 60% of the equity interests in AdvisorShares, the Company entered into an Amended and Restated Limited Liability Company Agreement of AdvisorShares, dated as of October 31, 2008 (the “LLC Agreement”), and was admitted as a member of AdvisorShares.

AdvisorShares is a developer of proprietary exchange traded funds, also known as ETFs, with a focus on “actively managed” ETFs.  AdvisorShares will seek to partner with registered investment advisors, or RIAs, to create individual actively managed ETFs that are customized for specific investments such as bonds, equities, currencies and commodities, and allow the RIA to actively rebalance the portfolio within each ETF.   According to Tiburon Strategic Advisors, there are currently 10,466 RIAs in the United States that manage $37.5 trillion in professionally managed assets.

On January 31, 2008, AdvisorShares and AdvisorShares Trust, a Delaware open-end investment management company (the “Trust”) that was recently formed by AdvisorShares for the purpose of publicly offering a series of exchange traded funds (the “Funds”), filed an application with the SEC under the Investment Company Act of 1940 (the “Investment Company Act”).  The application was amended on October 17, 2008.  The application requested an order from the SEC (the “Exemptive Order”), exempting AdvisorShares and the Trust from the provisions of the Investment Company Act and permitting AdvisorShares and the Trust to:

(a) issue a series of open-ended management investment companies to issue shares (“Shares”) redeemable in large aggregations only (“Creation Units”),

(b)  engage in secondary market transactions in Shares at negotiated market prices; and

(c) allow certain affiliated persons of the Funds to deposit securities into, and receive securities from, the Funds in connection with the purchase and redemption of the Creation Units .

On July 20, 2009, the SEC agreed with AdvisorShares’ position and issued the final Exemptive Order approving the application.  AdvisorShares received a copy of the final Exemptive Order on July 21, 2009, and on such date, notified the Company that it had received the final Exemptive Order and therefore had achieved one of the milestones set forth in the Purchase Agreement.  Such notice also advised the Company that pursuant to Section 1.2(d) of the Purchase Agreement, within 30 days following the date of such notice, the Company is obligated to pay AdvisorShares the sum of $1,000,000.

On August 18, 2009, the Company consummated payment in full of the $1,000,000 due to AdvisorShares under the Purchase Agreement.  The funding was provided to the Company by IP Global Investors Ltd. and Equities Media Acquisition Corp. Inc., a principal stockholder of the Company under a proposed maximum $2.5 million line of credit facility (intended to restate in its entirety a prior credit facility),. The restated line of credit agreement, notes and related documents under the credit facility have been executed and are being held in escrow pending the Company’s receipt of an initial credit advance.  Upon completion of the closing (estimated to be prior to August 31, 2009), the Company will file an additional Form 8-K to reflect all of the terms and conditions of such credit facility.

The Company intends to draw down the balance of such credit facility to provide it with additional working capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUND.COM, INC.
 (Registrant)

By:    /s/  Gregory Webster
      Name:  Gregory Webster
      Title:    Chief Executive Officer

Date:  August 24, 2009